Exhibit 99.4.1

GeoProMining Ltd.

PO Box 3321 Drake Chambers
Road Town, Tortola
 British Virgin Islands

Tel: +1 284 494 4541

Fax: +1 284 494 3016

August 15, 2007

FOR IMMEDIATE RELEASE

GEOPROMINING ANNOUNCES AGREEMENT WITH

STERLITE GOLD SHAREHOLDER

GeoProMining Ltd. (“GeoProMining”) announced today that it has entered into an agreement to acquire, directly or indirectly, 223,417,031 common shares (or approximately 84.2%) of Sterlite Gold Ltd. (“Sterlite Gold”) from Vedanta Resources plc (“Vedanta”) pursuant to an offer (the “Offer”) to acquire all of the issued and outstanding common shares of Sterlite Gold. GeoProMining has agreed to make the Offer by no later than August 22, 2007 provided the conditions to making the Offer are satisfied.

The Offer price is to be US$0.3845 in cash per common share. This represents a premium of approximately 211% over the closing price of the common shares of Sterlite Gold on the TSX on August 13, 2007, the day prior to the announcement by GeoProMining that it had entered into an agreement with Vedanta to acquire its Sterlite Gold common shares, based on the Bank of Canada noon rate. GeoProMining has agreed to alternatively acquire under the Offer all of the shares of any holding company that holds common shares of Sterlite Gold provided certain conditions are met.

Under the agreement, Vedanta has agreed to deposit or cause to be deposited under the Offer all of the Sterlite Gold common shares beneficially owned by it or all of the shares of any holding company that holds such common shares of Sterlite Gold. In connection with the Offer, GeoProMining will lend Sterlite Gold sufficient funds to repay the indebtedness of Sterlite Gold and its subsidiaries owed to Vedanta and its affiliates up to a maximum of US$25 million (the “Vedanta Debt”). The Vedanta Debt is currently payable on demand. Funds in the amount of US$127 million have been placed in escrow to secure the payment of the aggregate offer price payable to all Sterlite Gold shareholders as well as repayment of the Vedanta Debt. Vedanta has also placed in escrow all of the Sterlite Gold common shares beneficially owned by it.

About GeoProMining

GeoProMining is a private diversified resources holding company with a portfolio of quality exploration and mining projects. The holding pursues an expansion strategy that also includes acquisition of international gold, copper, molybdenum and antimony deposits around the world.

About Sterlite Gold

Sterlite Gold is a Canadian company, which currently operates in Armenia, is in the business of acquiring, exploring and developing mineral resource properties, as well as operating gold mines.

Forward-Looking Information

This press release contains certain forward-looking information. This information relates to future events or future performance and reflects management’s expectations and assumptions regarding the growth, results of operations, performance and business prospects and opportunities of GeoProMining. Such forward-looking information reflects management’s current beliefs and is based on information currently available to management of GeoProMining. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other similar expressions concerning matters that are not historical facts. In particular, information regarding the future operating results and economic performance of GeoProMining is forward-looking information. Forward-looking information involves significant risks and uncertainties. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking information including risks related to investments, conditions of capital markets, economic conditions, dependence on key personnel, interest rates, regulatory change and availability of future financing. These factors should not be considered exhaustive. In addition, in evaluating this information, investors should specifically consider various factors, including risk factors which may cause actual events or results to differ materially from any forward-looking statement. In formulating forward-looking information herein, management has assumed that business and economic conditions affecting GeoProMining will continue substantially in the ordinary course, including without limitation with respect to general levels of economic activity, regulations, taxes, interest rates and that there will be no material changes in its credit arrangements. Although the forward-looking information is based on what management of GeoProMining consider to be reasonable assumptions based on information currently available to it, there can be no assurance that actual events or results will be consistent with this forward-looking information, and management’s assumptions may prove to be incorrect. This forward-looking information is made as of the date of this press release, and GeoProMining does not assume any obligation to update or revise them to reflect new events or circumstances. Undue reliance should not be placed on forward looking information.

For further information, please contact:

Oleg Roumyantsev at +7 495 980 6454.